August 1, 2017

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY Announces Second Quarter Operating Highlights

On July 27th, the Federal Home Loan Bank of New York announced our results for the second quarter of 2017. With net income of $130.9 million, our performance in the quarter reflects the strength our members expect from our cooperative. But we take greater pride in our reliability: throughout the first half of 2017, our members increasingly looked to us as a dependable source of funding, resulting in record levels of advances for your Federal Home Loan Bank – $117.9 billion at the end of the second quarter. As we continue to move through the second half of the year, we are well-positioned to remain your trusted partner.

Continued Focus on Increasing the Value of Membership

The strength of our franchise and the reliability of our funding are among the most valuable aspects of Home Loan Bank membership. But we provide additional value to our members in a number of ways, from our affordable housing grants to our Triple-A Letters of Credit to our mortgage purchase program. And we are constantly focused on enhancing the value of membership in our cooperative.

To that end, as previously announced, we have reduced our Membership Stock Purchase Requirement, thereby reducing the capital our members are required to hold in our cooperative. As of today, this requirement will be reduced to 12.5 basis points – down from 15 basis points – of our members’ mortgage-related assets. As a result of this reduced requirement, we will return approximately $225 million to our members.

Our Board and our entire team at the FHLBNY continually strive to enhance the value of membership in our cooperative. This reduction in the Membership Stock Purchase Requirement means more capital on hand for our members to use in their own businesses. Additionally, this return of capital stock, all other factors being equal, should increase the Bank’s dividend rate by approximately 18 basis points on an annualized basis. This action is a simple and immediate way to add value to membership in the Home Loan Bank, and is part of our ongoing focus on providing value to all of our members. In accordance with the FHLBNY’s Strategic Plan, we will continue to look at our capital levels and capital mix to help ensure that we are efficiently managing our members’ investment in the cooperative.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.